Exhibit 10.11

Magnetech DeWees Non-Compete Agreement

This Non-Compete Agreement (“Agreement”) is made and entered into this 30th day of November, 2007 (“Effective Date”), by and between Magnetech Industrial Services, Inc., an Indiana corporation (“Magnetech” or “Company”) and Bernard L. DeWees (“DeWees”).

Recitals:

A.           Since March 1, 2002, 3-D Service, Ltd. (“3-D”) has been engaged in the business of selling, repairing, remanufacturing and maintaining industrial electrical and mechanical equipment from its locations at 800 Nave Road SE in Massillon, Ohio, and at 870 Crescentville Road in Cincinnati, Ohio (“the Business”).

B.           DeWees has been the President of 3-D since its inception.  Through BDeWees, Inc., an Ohio corporation which he wholly owns, DeWees has also owned fifty percent (50%) of 3-D since its inception.

C.           DeWees is intimately familiar with the Business, including its operations, employees, suppliers and customers.

D.           Pursuant to the 3-D Membership Interest Purchase Agreement (the “Membership Interest Purchase Agreement”), executed November 30, 2007, Magnetech has purchased substantially all of the Membership Interests of 3-D.

E.           Magnetech would not have been willing to enter into the Membership Interest Purchase Agreement without the agreement of DeWees to execute this Agreement, along with the execution of a similar agreement by Thomas J. Embrescia (“Embrescia”).

F.           The consummation by Magnetech of the transactions contemplated by the Membership Interest Purchase Agreement is in reliance upon the assurance of DeWees that he will comply fully with all of the terms and conditions of this Agreement.

G.           3-D, now a wholly-owned subsidiary of Magnetech, has entered into a lease for facilities in Massillon, Ohio in accordance with Article 6.01(d) of the Membership Interest Purchase Agreement (“Lease”).

H.           Magnetech has delivered its Promissory Note to BDeWees, Inc. in the amount of $2,000,000.00 in accordance with Section 3.04 of the Membership Interest Purchase Agreement (“Note”)

NOW, THEREFORE, in consideration of the promises and covenants herein exchanged and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Consideration.  DeWees hereby acknowledges and agrees that his execution of this Agreement is a material inducement to Magnetech to consummate the transactions contemplated by the Membership Interest Purchase Agreement. DeWees further acknowledges and agrees that the consummation by Magnetech of the transactions contemplated by the

Membership Interest Purchase Agreement, with the resulting significant benefits to the DeWees, constitutes sufficient consideration to support the covenants set forth in this Agreement.

2.           Term.  This Agreement shall commence on the Effective Date and continue for a period of two (2) years.

3.           Covenants of DeWees.

(a)           Covenants Against Competition and Solicitation.  DeWees agrees that he will not, for the Prohibited Period (as defined below), without the express written consent of Company, unless there has been a default by the Company under the Lease or the Note that has not been cured in the period of time allowed for cure in the Lease:

(i)           Directly or indirectly, as a proprietor, officer, employee, partner, stockholder, consultant, agent, owner or otherwise, work for, render assistance or services to or otherwise participate in any business that competes with or engages in business substantially similar to the Business anywhere within the Prohibited Territory (as defined below);

(ii)           Directly or indirectly, induce, hire or solicit or seek to induce, hire or solicit any person who was engaged with 3-D as an employee, agent, independent contractor or otherwise at any time within one year before the Closing Date to end his or her engagement or employment with Company; or

(iii)           Either for himself or for any other person, firm, corporation or entity, solicit, divert or accept, or attempt to solicit, divert or accept any persons or entities which were customers or suppliers of 3-D at any time within one year before the Closing Date.

For purposes of this Agreement, the “Prohibited Territory” means anywhere within a one thousand (1000) mile radius of each of 3-D’s locations (in Massillon and Cincinnati), unless that geographic restriction is deemed to be of unreasonably broad scope, and therefore unenforceable, by a court of competent jurisdiction, in which case the next sentence shall define the Prohibited Territory.  The Prohibited Territory means anywhere within a five-hundred (500) mile radius of each of 3-D’s locations (in Massillon and Cincinnati), unless that geographic restriction is deemed to be of unreasonably broad scope, and therefore unenforceable, by a court of competent jurisdiction, in which case the next sentence shall define the Prohibited Territory.  The Prohibited Territory means anywhere within a two-hundred-fifty (250) mile radius of each of 3-D’s locations (in Massillon and Cincinnati).

The term “Prohibited Period” shall be defined as a period of two (2) years from and after the Closing Date as defined in the Membership Interest Purchase Agreement.

(b)           Reasonableness of Covenants.  DeWees acknowledges and agrees that the temporal, geographic and other limitations contained in this Section 3 are reasonable and necessary for the proper protection of Magnetech’s investment in the Membership Interests of 3-D and shall be enforceable to the fullest extent permitted by law.

(c)           Modification.  In the event that any term, provision or covenant contained in this Section 3 is found to be unreasonable, and therefore unenforceable, by a court of competent jurisdiction, but would be valid and enforceable if any part thereof were deleted or otherwise modified, then the parties expressly agree that a court may limit the application of, or modify any such term, provision or covenant and proceed to enforce such term, provision or covenant as so limited or modified.

4.           Remedies for Breach.  DeWees acknowledges that Company’s remedy at law for any breach of DeWees’ obligations under Section 3 would be inadequate and specifically agrees that Company shall be entitled to injunctive relief against him, without the necessity of proof of actual damage or the posting of a bond, in addition to any other remedies available at law or in equity, including compensatory damages incurred by Company as a result of such violation and including costs, expenses and reasonable attorneys’ fees in enforcing any of its rights under Section 3.    The rights and remedies set forth in this Agreement shall be cumulative and not exclusive.

5.           Miscellaneous.

(a)           Notices.   Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered in person, or on the date mailed, if mailed first-class, postage prepaid, certified mail, return receipt requested, at the address set forth below (or such other address as may be given by like notice):

If to Company:
Magnetech Industrial Services, Inc.
1125 South Walnut Street
South Bend, Indiana 46619
	Attn:	John A. Martell
	and	James M. Lewis

with a copy to:

Barnes & Thornburg LLP
600 1st Source Bank Center
100 North Michigan
South Bend, Indiana 46601
Attn: Richard L. Mintz, Esq.

If to DeWees:	Bernard L. DeWees
5316 Hawick Street, NW
Canton, OH 44708

with a copy to:

DAY KETTERER LTD.
Millennium Centre, Ste. 300
200 Market Avenue North
Canton, Ohio 44702
Attn: Daniel A. Minkler

(b)           Assignment; Binding Effect. No party to this Agreement may assign this Agreement or such party’s right, duties and obligations hereunder without the prior written consent of the other party hereto; provided, that Company shall have the right to assign its rights hereunder to an Affiliate of Company.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their heirs, personal and legal representatives, successors and assigns.  For purposes of this Agreement, “Affiliate” means a person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another person or entity or which any person or entity owns or controls directly or indirectly 50% or more of the voting shares or of the value of such person or entity or has the ability to control the management or affairs of such person or entity.

(c)           Severability.  If any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of legislative or administrative action, such holding or action shall be strictly construed and shall not affect the validity or affect any other provision of this Agreement.

(d)Governing Law; Venue.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Ohio, without giving effect to principles of conflicts of laws. The parties expressly consent to exclusive personal jurisdiction and venue in the federal and state courts of the State of Ohio.
(e)           Waiver. The failure of any party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be construed as a waiver of such provision or of the right of the party to enforce such provision.  The waiver of any breach or default or the failure to exercise any right shall not be deemed a waiver of any subsequent breach or default or waiver of the right to exercise any other right.

(f)           Entire Agreement and Amendment. This Agreement sets forth the entire understanding of the parties, there being no oral or other written agreements or understandings between them relating to the subject matter hereof, and supersedes and replaces all other prior agreements, understandings or letters of intent between the parties with regard to the subject matter of this Agreement.  No modification, amendment, waiver or release of any provision of this Agreement or of any right, obligation, claim or cause of action arising under this Agreement shall be valid or binding for any purpose unless in writing and duly executed by the party against whom the same is sought to be asserted.

IN WITNESS WHEREOF, Company has caused this Non-Compete Agreement to be executed on its behalf by its authorized officer and DeWees has executed this Non-Compete Agreement on the date or dates indicated below, effective as of the Effective Date.

Bernard L. DeWees		Magnetech Industrial Services, Inc.

/s/ Bernard L. DeWees		/s/ John A. Martell
Bernard L. DeWees		John A. Martell, President and CEO

Date:	November 30, 2007	Date:	November 30, 2007